Exhibit 99.1

2121 Sage Road, Suite 200 Houston, Texas 77056 Phone 713.625.7800 Fax 713.625.7890

NEWS RELEASE

FOR IMMEDIATE RELEASE October 23, 2009

EXOBOX ANNOUNCES COMPLETION OF THE ACQUISITION OF OIL & GAS ASSETS
WITH $22.5 MILLION OF PROVEN RESERVES

HOUSTON, TEXAS (OCTOBER 23, 2009) – Today Exobox Technologies Corp. (the “Company”) announced that it has consummated the acquisition of 16 income producing oil and gas wells located in Ohio that produce from the Clinton and Marcellus Shale formations from a private oil and gas company (the “Assets”). These oil and gas wells have a represented PV10 reserve value of approximately $22.5 million (based on current NYMEX pricing). It is intended that the cash flow and the net worth the Company will receive from the oil and gas Assets, will assist to further develop the Company’s software products and technologies. Furthermore, it is intended that owning these Assets will assist the Company in developing sales channels in the energy industry for its software technologies.

In conjunction with the purchase of the Assets, the Company has formed EXBX Energy, Inc., a Texas corporation. This company will be a wholly-owned subsidiary of Exobox Technologies Corp. and will be used to manage and operate the Assets, as well as evaluate future acquisitions.

The Assets were purchased for $13.25 million, which includes (1) the assumption of existing debt of approximately $3 million, (2) a 5-year, 7.5% convertible note in the amount of $1.5 million and convertible into common stock at $.21 per share, (3) 1,163,000 shares of newly designated Series E Convertible Preferred Stock with a stated value of $11,630,000, which is convertible into common stock at $0.477 per share and pays cumulative annual dividends of 7.5%, and (4) 3,000,000 shares of restricted common stock. On a fully-converted basis, the shares issuable upon conversion of the convertible note and the convertible preferred stock, along with the restricted common stock, would represent 34,500,000 shares of common stock, or approximately 9.9% of the total common shares outstanding, after giving effect to (i) the shares issuable pursuant to the Purchase and Sale Agreement on a fully-converted basis, and (ii) the 150 million shares being returned to the company by certain shareholders as previously announced on October 16, 2009.

As part of the consummation of the assets, Messrs. Scott Copeland, Richard Evans and Kevin Regan have resigned from the board of directors of the Company. Mr. Michael Studdard will remain on the board and has been appointed interim-Chairman of the Board and interim-Chief Executive Officer. Furthermore, Mr. Kevin Regan has resigned as President and Chief Executive Officer and interim-Chief Financial Officer of the Company.

“I’m excited about this opportunity. It will allow Exobox to meet certain requirements for listing on a national stock exchange. With a combination of these assets and the Company’s existing and future technologies, this should provide growth for the Exobox shareholders,” said Exobox Chairman, Michael Studdard.

Contact:
Cary Bryant
713.625.7820

Cautionary Statement Relating to Forward - Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995. This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "estimate," "expect," "intend," "will," "should" and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management's current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: the unprecedented volatility in the global economy; the risk that the future business operations of our software products and/or the oil and gas assets that are to be acquired will not be successful; the risk of due diligence by both parties may not be to the satisfaction of either party; the risk of our ability to close on the acquisition of the oil and gas assets; the risk that we will not realize all of the anticipated benefits from our acquisition of oil and gas assets; the risk that oil and gas prices may fall and negatively affect the value of the properties we intend to acquire and/or our ability to raise additional financing based on the value of these properties; actions of competitors; changes and developments affecting the software industry and the oil and gas industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations, including savings from restructuring actions; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the locations in which we do business; reliance on third parties for the provision of exploration and production services; and other factors that are set forth in the "Risk Factors" section, the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and other sections of Exobox's Quarterly Report on Form 10-Q for the quarters ended April 30, 2009 and Exobox's 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Exobox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

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